U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Walker                              Jeffrey                     C.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o J.P. Morgan Partners, LLC
1221 Avenue of the Americas-40th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                            New York             10020
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Guitar Center, Inc. ("GTRC")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

February 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                           2/11/02        S                9,670      D      $4.33     4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/11/02        S               55,000      D      $16.08    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/12/02        S               12,000      D      $16.00    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/13/02        S               75,000      D      $16.16    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/14/02        S                7,500      D      $16.39    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/14/02        S                 500       D      $16.16    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/20/02        S               25,000      D      $16.26    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/21/02        S                7,500      D      $16.50    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/22/02        S                5,000      D      $16.50    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/26/02        S               10,000      D      $16.25    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/27/02        S               12,500      D      $16.25    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           2/28/02        S               35,000      D       $16.35    4,210,600      I         (FN 1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                 2.                                                                                     Deriv-    of
              Conver-                        5.                              7.                         ative     Deriv-   11.
              sion                           Number of                       Title and Amount           Secur-    ative    Nature
              or                             Derivative    6.                of Underlying     8.       ities     Secur-   of
              Exer-               4.         Securities    Date              Securities        Price    Bene-     ity:     In-
              cise       3.       Trans-     Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
              Price      Trans-   action     or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.            of         action   Code       of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of      Deriv-     Date     (Instr.    (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative    ative      (Month/   8)        4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security      Secur-     Day/      ------    ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)    ity        Year)    Code V     (A)   (D)     cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right to                                                                    Common
purchase)     $28.5625   N/A       N/A  N/A   N/A   N/A     5/6/99   5/6/08  Stock     1,667            -0-        D        (FN 2)
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right to                                                                    Common
purchase)     $28.5625   N/A       N/A  N/A   N/A   N/A     5/6/00   5/6/08  Stock     1,667            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right to                                                                    Common
purchase)     $28.5625   N/A       N/A  N/A   N/A   N/A     5/6/01   5/6/08  Stock     1,666            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right to                                                                    Common
purchase)     $16.4375   N/A       N/A  N/A   N/A   N/A     4/26/00  4/26/09 Stock     1,250            -0-        D        (FNs 2
                                                                                                                            and 3)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right to                                                                    Common
purchase)     $16.4375   N/A       N/A  N/A   N/A   N/A     4/26/01  4/26/09 Stock     1,250            -0-        D        (FNs 2
                                                                                                                            and 3)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right to                                                                    Common
purchase)     $16.4375   N/A       N/A  N/A   N/A   N/A     4/26/02  4/26/09 Stock     1,250            -0-        D        (FNs 2
                                                                                                                            and 3)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right to                                                                    Common
purchase)     $16.4375   N/A       N/A  N/A   N/A   N/A     4/26/03  4/25/09 Stock     1,250            -0-        D        (FNs 2
                                                                                                                            and 3)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $13.5625   N/A       N/A  N/A   N/A   N/A     5/2/01   5/2/10  Stock     5,000            -0-        D        (FNs 2
                                                                                                                            and 4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $11.5281   N/A       N/A  N/A   N/A   N/A     5/2/00   5/2/10  Stock     1,966            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $12.325    N/A       N/A  N/A   N/A   N/A     7/27/00  7/27/10 Stock     1,839            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $11.1563   N/A       N/A  N/A   N/A   N/A     11/2/00  11/2/10 Stock     2,032            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $14.0781   N/A       N/A  N/A   N/A   N/A     2/8/01   2/8/11  Stock     1,610            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $19.2350   N/A       N/A  N/A   N/A   N/A     4/26/02  4/26/11 Stock     1,667            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $19.2350   N/A       N/A  N/A   N/A   N/A     4/26/03  4/26/11 Stock     1,667            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $19.2350   N/A       N/A  N/A   N/A   N/A     4/26/04  4/26/11 Stock     1,666            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $16.3498   N/A       N/A  N/A   N/A   N/A     4/26/01  4/26/11 Stock     1,386            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $16.6500   N/A       N/A  N/A   N/A   N/A     7/26/02  7/26/11 Stock     2,000            -0-        D        (FNs 2
                                                                                                                             and 5)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $14.1525   N/A       N/A  N/A   N/A   N/A     7/26/01  7/26/11 Stock     4,004            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $12.0233   N/A       N/A  N/A   N/A   N/A    10/25/01 10/25/11 Stock     1,178            -0-        D        (FN 2)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option
(right                                                                       Common
to purchase)  $13.6935   2/22/02    A         1,035         2/22/02  2/22/12 Stock     1,035            -0-        D        (FN 2)
-----------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:


(1) The amount shown in Column 5 of Table I represents the direct and indirect beneficial ownership of the Issuer's equity securities by J.P. Morgan Partners (SBIC), LLC ("JPM SBIC"), and J.P. Morgan Partners (BHCA), L.P. ("JPM BHCA"), a portion of which may be deemed attributable to the reporting person because the reporting person is President of JPM SBIC and a limited partner of JPMP Master Fund Manager, L.P., the general partner of JPM BHCA. The actual pro rata portion of such beneficial ownership that may be deemed attributable to the Reporting Person is not readily determinable because it is subject to several variables, including JPM BHCA's internal rate of return and vesting.

(2) These stock options were granted to the Reporting Person as director's compensation; the Reporting Person is obligated to transfer any shares issued under the stock options to JPM SBIC.

(3)  These  options  become   exercisable  in  four  annual   installments,
commencing April 26, 2000, April 26, 2001, April 26, 2002 and April 26, 2003.

(4) These options become exercisable in four equal annual installments on May 2, 2001, May 2, 2002, May 2, 2003 and May 2, 2004.

(5)  These  options  become  exercisable  in  three  annual   installments,
commencing July 26, 2002, July 26, 2003 and July 26, 2004.



/s/ Jeffrey C. Walker                                           3/11/02
---------------------------------------------            -----------------------
    Jeffrey C. Walker                                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.